Exhibit 99.1

The First Bancorp Declares Third Quarter Dividend
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly cash dividend of 34 cents per share. This third quarter dividend is payable October 21, 2022 to shareholders of record as of October 5, 2022. Based on the September 20, 2022 closing price of $28.58 per share, the annualized dividend of $1.36 per share translates to a yield of 4.76%.
"To date, The First Bancorp has enjoyed an excellent year with record earnings reported for the first and second quarters of 2022," remarked President & Chief Executive Officer, Tony C. McKim. "The Board of Directors is committed to sharing the Company's success with our shareholders, and I'm pleased to do so in the form of an attractive cash dividend."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with eighteen offices in Lincoln, Knox, Hancock, Penobscot, Waldo and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Dividends
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com